UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Cavco Industries, Inc.

(Name of Registrant as Specified in Its Charter)

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Cavco
INDUSTRIES, INC.

investor.cavco.com

2019 Notice of Annual Meeting & Proxy Statement

Cavco Homes · Fleetwood Homes · Palm Harbor Homes · Nationwide Homes · Fairmont Homes · Friendship Homes · Chariot Eagle · Lexington Homes · Cavco Park Models & Cabins

Cavco INDUSTRIES, INC. 2019 NOTICE OF ANNUAL MEETING & PROXY STATEMENT investor.cavco.com

June 5, 2019

Dear Fellow Stockholders:

It is our pleasure to invite you to attend the Cavco Industries, Inc. (“Cavco”) 2019 Annual Meeting of Stockholders. The meeting will be held on July 9, 2019, at 9:00 AM, (local time), at Cavco’s corporate offices located at 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012. The attached Notice of Annual Meeting of Stockholders and Definitive Proxy Statement provide information concerning the business to be conducted at the meeting and the nominees for election as Directors.

Your vote is extremely important. Whether or not you plan to personally attend the annual meeting, please vote your Cavco shares using the Internet or by telephone. Should you decide to mail your proxy, please complete, sign, date and return it in the enclosed envelope. In doing so, your Cavco shares will then be represented at the meeting. Of course, should you desire, you may revoke your proxy at any time and vote in-person at the annual meeting.

The 2019 fiscal year was a time of many positive changes for Cavco. The organization looks forward to great things in the upcoming year from leadership and the operations. Thank you for your continued support as we proceed on this exciting journey together.

Sincerely,

Steven G. Bunger

Chairman of the Board of Directors

Notice of Annual Meeting of Stockholders of Cavco Industries, Inc.

Date:	July 9, 2019

Time:	9:00 AM (local time)

Place:	Cavco Industries, Inc.

3636 North Central Avenue

Suite 1200

Phoenix, Arizona 85012

Items of Business:	1.	To elect three (3) Directors to the Class I Director group to serve until the Annual Meeting of Stockholders in 2022, or until their successors have been elected and qualified;

	2.	To ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2020;

	3.	To approve the Company’s executive compensation on an advisory basis; and

	4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Annual Report:	The 2019 Annual Report to Stockholders, which includes the Annual Report on Form 10-K, is enclosed and may also be viewed on the Company’s website at https://investor.cavco.com/annualmeeting.

Who Can Vote:	You can vote if you were a stockholder of record at the close of business on May 24, 2019.

Date of Mailing:	This Notice and Proxy Statement are first being mailed to stockholders on or about June 7, 2019.

By Order of the Board of Directors

Mickey R. Dragash
Executive Vice President, General Counsel,
Corporate Secretary & Chief Compliance Officer

To ensure representation of your shares at the annual meeting, you must vote and submit the proxy by: (1) telephone; (2) the Internet; or (3) mail in the manner described in the accompanying proxy.   The deadline for voting by telephone or online is 11:59 p.m. (EDT) on July 8, 2019.  If voting by mail, all proxies must be received before the annual meeting.

Cavco Industries, Inc.

2019 Proxy Statement

CAVCO INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Stockholders to be held July 9, 2019

Introduction

The accompanying proxy, mailed together with this definitive proxy statement (collectively, the “proxy”), is solicited by and on behalf of the Board of Directors (the “Board”) of Cavco Industries, Inc. (“Cavco” or the “Company”), a Delaware corporation, for use at the Annual Meeting of Stockholders (the “annual meeting”) of Cavco to be held on July 9, 2019, at 9:00 AM, (local time), and at any adjournment thereof. The mailing address of the Company’s corporate offices is: 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JULY 9, 2019:

The notice of meeting, proxy statement, annual report and sample proxy card are available for review at http://investor.cavco.com/annualmeeting.

Purposes of the Annual Meeting

At the annual meeting, the Company will ask its stockholders to:

1.	Elect three (3) Directors comprising a class of Directors to serve until the Annual Meeting of Stockholders in 2022, or until their successors have been elected and qualified;
2.	Ratify the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2020;
3.	Approve the Company’s executive compensation on an advisory basis; and
4.	Transact any other business that may be properly presented at the annual meeting and any adjournment thereof.

Our Board does not know of any matters that may be acted upon at the annual meeting other than the matters as set forth above and in the subsequent pages.

This proxy is first being mailed to stockholders on or about June 7, 2019.

YOUR VOTE IS IMPORTANT! YOU ARE URGED TO VOTE YOUR PROXY PROMPTLY BY MAIL, TELEPHONE OR VIA THE INTERNET, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING.

1	www.cavco.com

About the Meeting

Who Can Vote

Record holders of common stock, par value $.01 per share, of Cavco at the close of business on May 24, 2019. On that date, the issued and outstanding capital stock of Cavco entitled to vote at the annual meeting consisted of 9,098,320 shares of common stock. Each stockholder will be entitled to one vote per share on the election of Directors and each other matter that is described above or that may be properly brought before the meeting. Shares that may be voted include shares that are held:

•	directly by the stockholder of record; or
•	beneficially through a broker, bank or other nominee

How Do I Vote?

Stockholders can vote their shares of common stock at the annual meeting by voting and submitting the accompanying proxy or voting instruction card by telephone, via the Internet, or by completing, signing, dating and returning the proxy or voting instruction card in the enclosed envelope.

What is the Difference Between Holding Shares as a “Registered Owner” and a “Beneficial Owner”?

Most of Cavco’s stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between registered shares and those owned beneficially:

•

Registered Owners — If your shares are registered directly in your name with our transfer agent, Computershare, you are with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to grant your voting proxy directly to the Company or to vote in person at the annual meeting.

•

Beneficial Owners — If your shares are held in a brokerage account, bank or by another nominee, you are with respect to those shares the “beneficial owner” of shares held in street name.  As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote or to vote in person at the annual meeting. However, since you are not a stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a “legal proxy” from your broker, bank or other nominee (who is the stockholder of record) giving you the right to vote the shares.

What is a Broker Non-Vote?

Generally, a “broker non-vote” occurs when a broker, bank or other nominee that holds shares in “street name” for a customer is precluded from exercising voting discretion on a particular proposal because the: (i) beneficial owner has not provided instructions on how to vote; and (ii) brokerage account, bank or other nominee lacks discretionary voting power to vote on such issues. Under the rules of The Nasdaq Stock Market, a brokerage account, bank or other nominee does not have discretionary voting power with respect to the approval of “non-routine” matters absent specific voting instructions from the beneficial owners of such shares.

2019 Proxy Statement	2

About The Meeting

How will Proxies be Voted?

If you are a registered owner, your shares represented by valid proxies received by telephone, via the Internet or by mail will be voted at the annual meeting in accordance with the directions given. If no specific choice is indicated, the shares represented by all valid proxies received will be voted: (i) FOR the election of the three (3) non-employee nominees for Director named in the proxy; (ii) FOR the ratification of the appointment of RSM US LLP ("RSM") as the Company’s independent registered public accounting firm for fiscal year 2020; and (iii) FOR approval of the advisory vote on the compensation of our named executive officers. In the event you specify a different choice by means of the enclosed proxy, your shares will be voted in accordance with those instructions.

If you hold your shares in “street name”, the record holder does not have discretionary voting power with respect to non-routine matters absent specific voting instructions from you.  Other than the proposal to ratify the appointment of RSM, all of the proposals at this year’s annual meeting are considered non-routine matters.  Therefore, your shares will not be voted without your specific instructions on those non-routine matters.  If you provide voting instructions to the record holder of your shares, the record holder will vote in accordance with the instructions given.  The record holder of your shares will, however, continue to have the ability to vote your shares in its discretion on the ratification of Proposal No. 2 (Ratification of Appointment of Independent Auditor).

The Board does not intend to present, and has no information that others will present, any other business at the annual meeting except as set forth in the attached notice. However, if other matters requiring the vote of stockholders come before the Board at the annual meeting, the persons named in the accompanying proxy intend to vote the proxies held by them from record holders in accordance with their best judgment in such matters.

Quorum and Required Vote

The presence at the annual meeting, in-person or by proxy, of the majority shares of common stock entitled to vote at the annual meeting is necessary to constitute a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum.

With respect to Proposal No. 1 (Election of Directors), in order to be elected as a Director a nominee must receive affirmative votes of the holders of a plurality in the shares of common stock present, either in-person or by proxy, and entitled to vote on the election of Directors. The three (3) Director-nominees receiving the highest number of votes will be elected. Abstentions and broker non-votes are not treated as votes cast and will have no effect on Proposal No. 1.

An affirmative vote of the majority votes duly cast is required to approve Proposal No. 2 (Ratification of Appointment of Independent Auditors).  Abstentions and broker non-votes are not treated as votes cast (only a majority of votes cast affirmatively or negatively will be counted as votes cast) and will have no effect on Proposal No. 2.

For Proposal No. 3 (Advisory Vote on the Compensation of the Named Executive Officers), the affirmative vote of the holders of a majority of the shares entitled to vote and represented by person or by proxy at the annual meeting is required for approval.  Broker non-votes are not treated as votes cast and abstentions will have the effect of a vote against Proposal No. 3.

The Company encourages you to vote your shares before the annual meeting either by returning your proxy or voting instruction card by mail, voting by telephone or voting via the Internet so that your shares will be adequately represented and voted at the meeting if you cannot personally attend.

3	www.cavco.com

About The Meeting

In the event the requisite votes for approval of the matters to be considered at the annual meeting are not received prior to the annual meeting date, the Company may postpone or adjourn the annual meeting in order to solicit additional votes. The form of proxy being solicited by this proxy statement provides the authority for the proxy holders, in their discretion, to vote the stockholders’ shares with respect to a postponement or adjournment of the annual meeting. At any postponed or adjourned meeting, proxies received pursuant to this proxy statement will be voted in the same manner described in this proxy statement with respect to the original meeting.

How do I Revoke My Proxy?

You have the unconditional right to revoke your proxy at any time prior to tabulation by either submitting a later-dated proxy by written notice addressed to: Mickey R. Dragash, General Counsel & Secretary, Cavco Industries, Inc., 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012 or attending the annual meeting and voting in-person. However, no such revocation will be effective unless received by Cavco at or prior to commencement of the annual meeting. Attending the annual meeting without voting in-person does not revoke your proxy.

Expenses of Soliciting Proxies

The Company will bear the cost of soliciting proxies for the annual meeting. Solicitation may be made by mail, personal interview, telephone or other electronic means by our officers and other employees, who will receive no additional compensation.

2019 Proxy Statement	4

Stock Ownership

The Board and Management

The following table sets forth information, as of May 24, 2019, with respect to the beneficial ownership of shares of Cavco common stock by each Director, Director nominee and executive officer named in the Summary Compensation Table under “Executive Compensation,” individually itemized, and by all Directors, Director nominees and executive officers of Cavco as a group. The percentages of class amounts set forth in the table below are based upon 9,098,320 shares of common stock outstanding on May 24, 2019. Except as otherwise indicated, all shares are owned directly. Each owner has sole voting and investment power.

	Cavco Common Stock(2)
Name of Beneficial Owner(1)	Number of Shares Beneficially Owned	Percent of Class
Joshua J. Barsetti	600	*
William C. Boor	18,777	*
Susan L. Blount	0	*
Steven G. Bunger	11,250	*
David A. Greenblatt	28,369	*
Jack Hanna	23,851	*
Larry H. Keener	9,625	*
Richard A. Kerley	0	*
Steven K. Like	4,544	*
Charles E. Lott	0	*
Julia W. Sze	150	*
Joseph H. Stegmayer (3)	606,676	6.60
Daniel L. Urness	41,168	*
All directors, director nominees and all executive officers of Cavco as a group [15](4)	746,210	8.03

*	Less than 1%.
(1)	The address of listed stockholders is 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012.
(2)

The amounts include the following shares that may be acquired upon exercise of stock options within sixty (60) days: Mr. Barsetti – 600 shares; Mr. Boor – 15,000 shares; Mr. Bunger – 11,000 shares; Mr. Greenblatt – 19,000 shares; Mr. Hanna – 19,000 shares; Mr. Keener – 9,625 shares; Mr. Like – 2,800 shares; Mr. Stegmayer – 89,275 shares; Mr. Urness – 22,100 shares; and RSUs that may be acquired within sixty (60) days: Mr. Bunger – 250 shares; Ms. Sze – 150 shares; and all Directors, Director nominees and executive officers of Cavco as a group [15 individuals] – 190,000 shares.

(3)	As of November 8, 2018, Mr. Stegmayer is no longer an executive officer with the Company.
(4)	Includes 1,200 stock options exercisable within sixty (60) days for two executive officers who were not NEOs for fiscal 2019.

5	www.cavco.com

Stock Ownership

Principal Stockholders

The following table sets forth information with respect to individuals or entities that have reported beneficial ownership of more than five percent of the outstanding shares of Cavco common stock according to statements on Schedule 13D or 13G as filed by such individuals or entities with the Securities and Exchange Commission (“SEC”) on or before May 24, 2019. The percentages of class amounts set forth in the table below are based on 9,098,320 shares of common stock outstanding on May 24, 2019.

Name and Address of Beneficial Owner	Amount Beneficially Owned (1)	Percent of Class
BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	1,296,640	14.25%
The Vanguard Group(3) 100 Vanguard Blvd. Malvern, PA 19355	704,909	7.75%
T. Rowe Price Associates, Inc.(4) 100 East Pratt Street Baltimore, MD 21202-1009	575,780	6.33%
GAMCO Investors, Inc.(5) One Corporate Center Rye, NY 10580-1422	539,505	5.93%
Dimensional Fund Advisors LP(6) 6300 Bee Cave Road Austin, TX 78746	461,231	5.07%

(1)	The Company makes no representations as to the accuracy or completeness of the information in the filings reported in footnotes (2) – (6).
(2)

Information regarding BlackRock, Inc. (“BlackRock”) is based solely upon a Schedule 13G/A filed with the SEC on January 24, 2019. BlackRock reported having sole voting power with respect to 1,278,076 shares and sole dispositive power with respect to 1,296,640 shares.

(3)

Information regarding The Vanguard Group (“Vanguard”) is based solely upon a Schedule 13G/A filed with the SEC on February 11, 2019. Vanguard reported that it possessed sole voting power with respect to 17,629 shares, sole dispositive power with respect to 686,134 shares, shared voting power with respect to 1,900 shares and shared dispositive power with respect to 18,775 shares.

(4)

Information regarding T. Rowe Price Associates, Inc. (“Price Associates”) is based solely upon a Schedule13G/A filed with the SEC on February 14, 2019. Price Associates reported having sole voting power with respect to 172,540 shares and sole dispositive power with respect to 575,780 shares. Price Associates has informed Cavco these securities are owned by various individual and institutional investors including the T. Rowe Small Cap Value Fund, Inc. (which owns 400,000 shares or 4.39%) for which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(5)

Information regarding GAMCO Investor’s, Inc. (“GAMCO”) is based solely upon its Amendment No. 26 to Schedule 13D filed with the SEC on June 6, 2017 by Mario J. Gabelli, and other entities that are directly or indirectly controlled by Mr. Gabelli or for which he acts as chief investment officer. GAMCO reported having sole voting power over 524,605 shares and sole dispositive power over 539,505 shares. Included in the Schedule 13D are shares held by Gabelli Funds, LLC, GAMCO Asset Management, Inc. and Teton Advisors, Inc.

(6)

Dimensional Fund Advisors LP (“Dimensional”) is based solely upon a Schedule 13G/A filed with the SEC on February 8, 2019. Dimensional reported having sole voting power over 441,425 shares and sole dispositive power over 461,231 shares.

2019 Proxy Statement	6

PROPOSAL NO. 1: Election of Directors

The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the division of the Board into three classes, with the Directors in each class holding office for staggered terms of three (3) years each. Each class of Directors is to consist, as nearly as possible, of one-third of the total number of Directors constituting the entire Board. There are presently three (3) Directors in Class I whose terms expire at the 2019 annual meeting (Messrs. Greenblatt and Kerley and Ms. Sze); two (2) Directors in Class II whose terms expire at the 2020 annual meeting (Ms. Blount and Mr. Boor); and two (2) Directors in Class III whose terms expire at the 2021 annual meeting (Messrs. Bunger and Hanna). Each Director holds office until his or her successor has been elected and qualified or until the Director’s earlier resignation or removal.

David A. Greenblatt, Richard A. Kerley and Julia W. Sze, members of the Board whose terms expire at the annual meeting, will stand for re-election. Messrs. Greenblatt and Kerley and Ms. Sze have been nominated for service as Directors by our independent Directors and the full Board pursuant to the procedures described under “Director Nominating Process” below. Unless contrary instructions are indicated on the proxy, it is intended that the shares represented by the accompanying proxy will be voted for the election of these nominees or, if a nominee becomes unavailable (which the Company does not anticipate), for such substitute nominee as the Board shall designate. A plurality of votes cast at the annual meeting, in person or by proxy is required to elect a Board nominee. The nominees and the continuing Directors furnished to Cavco the biographical information appearing below.

The Board has determined that all the members of the Board, other than William C. Boor who is an employee of Cavco, are “independent” in accordance with: (1) the applicable requirements of the Exchange Act, and the rules adopted by the SEC; and (2) the applicable Nasdaq rules, including Rule 5605(a)(2).

Recommendation of the Board

The Board recommends that the stockholders vote “FOR” the election of Messrs. Greenblatt and Kerley and Ms. Sze.

7	www.cavco.com

PROPOSAL NO. 1: Election of Directors

Nominees for Director Standing for Election in Class I

David A. Greenblatt Age 57 Director since October 2008 Committees: Audit, Compensation, Corporate Governance and Nominating (Chair), Legal & Compliance Oversight

Biographical Information: Mr. Greenblatt is Chairman of our Corporate Governance and Nominating Committee and a member of the Audit Committee, the Compensation Committee and the Legal & Compliance Oversight Committee. Mr. Greenblatt is the retired Senior Vice President and Deputy General Counsel for Eagle Materials, Inc. (NYSE: EXP), a company specializing in construction products and building materials headquartered in Dallas, Texas, where he worked from 2005 to 2012. He currently is a licensed practicing attorney in Texas and is the President of White Sand Investments, LLC, a privately-held real estate investment and management company. From 2000 to 2002, he was Senior Vice President – Mergers & Acquisitions for Eagle Materials. Mr. Greenblatt also held various roles with Centex Corporation (“Centex”) (NYSE: CTX), a Dallas based homebuilder (now a part of PulteGroup, Inc.) (NYSE: PHM), including Vice President and General Counsel of its Investment Real Estate Group, Vice President and Assistant General Counsel of Centex and General Counsel of Cavco. Prior to joining Centex, Mr. Greenblatt was an associate in the corporate and securities group at the law firm of Hughes & Luce (now K&L Gates, LLP) in Dallas.

Qualifications: In addition to his executive management and legal experience, Mr. Greenblatt brings to the Company’s Board his knowledge of the Company and industry by having served as the Company’s General Counsel while he was employed by Centex.

Richard A. Kerley Age 69 Director since February 2019 Committees: Audit (Chair), Compensation (Chair), Corporate Governance and Nominating, Legal & Compliance Oversight

Biographical Information: Mr. Kerley is Chairman of our Audit and Compensation Committees, a member of our Corporate Governance and Nominating Committee and a member of our Legal & Compliance Oversight Committee. Since 2010, Mr. Kerley has been a Director with The Providence Service Corporation (Nasdaq: PRSC), which owns subsidiaries and investments primarily engaged in the provision of healthcare services in the United States, where he serves as Audit Committee Chairman and Compensation Committee Chairman. From 2014 until May 31, 2019, Mr. Kerley has been a Director of The Joint Corp. (Nasdaq: JYNT), a rapidly growing franchisor and operator of chiropractic clinics, where he served as Compensation Committee Chairman and a member of the Audit Committee. From 2008 to 2014, he was Chief Financial Officer and a Director of Peter Piper, Inc., a privately held pizza and entertainment restaurant chain until it was acquired by CEC Entertainment in 2014. From 2005 to 2008, Mr. Kerley was Chief Financial Officer of Fender Musical Instruments Corporation, a privately held manufacturer and wholesaler of musical instruments and equipment. Mr. Kerley spent over 30 years at Deloitte & Touche LLP, a multinational accounting and professional services firm, where he served as an audit partner from 1981 to 2005.

Qualifications: Mr. Kerley brings to our Board valuable insight with his extensive audit, financial and operational expertise.

2019 Proxy Statement	8

PROPOSAL NO. 1: Election of Directors

Julia W. Sze Age 52 Director since May 2019 Committees: Audit

Biographical Information: Ms. Sze is a Chartered Financial Analyst with over 25 years of experience in the investment management field. She has been an Impact Investment Strategy Advisor with Julia W. Sze Consulting, since 2017. From 2004 until 2011, Ms. Sze served as Chief Investment Officer for families and foundations at two major U.S. banks. From 1991 until 2003, she was a fundamental analyst and portfolio manager leading funds in the Asia Pacific equity markets. Since 2018, Ms. Sze has been a lecturer at UC Berkeley’s Haas School of Business, teaching entrepreneurship and investment management. Mr. Sze serves as a director of Tern Bicycles, a privately-held, Taiwan-based urban transport business with sales across the globe. Ms. Sze previously served as a member of the Board of Directors and Chair of the Assets and Liabilities Committee of New Resource Bank (OTC: NRBC) from 2016 until it merged with Amalgamated Bank in 2017. She now serves as Chair of the Strategic Advisory Board of Amalgamated Bank (Nasdaq: AMAL). From 2006 to 2017, Ms. Sze served on the Investment Committee and Board of Trustees of the Marin Community Foundation that manages over $5 billion in philanthropic capital on behalf of donors.

Qualifications: Ms. Sze brings to our Board significant experience in strategic planning, financial oversight and business development as well as best practices in sustainability and corporate governance.

9	www.cavco.com

PROPOSAL NO. 1: Election of Directors

Class II Directors

Terms Expiring in 2020

Susan L. Blount Age 61 Director since January 2019 Committees: Compensation, Corporate Governance and Nominating, Legal & Compliance Oversight (Chair)

Biographical Information: Ms. Blount is Chairperson of our Legal & Compliance Oversight Committee and a member of the Compensation Committee and the Corporate Governance and Nominating Committee. Since 2016, she has served as adjunct professor at the University of Texas School of Law and is a founding member of the Center for Women in Law where she was appointed Interim Executive Director in 2019. From 2005 to 2015, Ms. Blount served as Senior and then Executive Vice President and General Counsel for Prudential Financial, Inc. (NYSE: PRU), a leading provider of insurance, retirement and asset management products and services. In that role, Ms. Blount led the company’s global law, compliance, business ethics and external affairs organization. Ms. Blount joined Prudential in 1985 as a staff attorney in its commercial real estate organization and held various positions of increasing responsibility, including Chief Investment Counsel, Vice President and Corporate Secretary, Associate General Counsel and Head of Shareholder Services. Prior to joining Prudential, Ms. Blount was an Associate at the law firm of Kirkland & Ellis.

Qualifications: Ms. Blount brings to our Board significant experience in strategy, corporate governance, risk management, compliance, insurance and financial services.

William C. Boor Age 53 Director since July 2008 Committees: None

Biographical Information: Mr. Boor is the President and Chief Executive Officer (“CEO”) of Cavco, commencing on April 15, 2019 and has been a member of Cavco’s Board since July 2008. Mr. Boor was previously CEO of Great Lakes Brewing Company, a large craft brewery in Cleveland, Ohio, a position he held since September 2015. From December 2014 to September 2015, Mr. Boor was principal of MIB Holding Co LLC, a mining development company. From 2007 to 2014, Mr. Boor served in various executive positions with Cliffs Natural Resources, Inc. (“Cliffs”), including Executive Vice President for Corporate Development, Chief Strategy & Risk Officer and President of Ferroalloys. Prior to his employment with Cliffs, Mr. Boor held key leadership roles at American Gypsum Company, Centex Corporation (NYSE: CTX), Weyerhaeuser Co. (NYSE: WY) and Procter & Gamble Co. (NYSE: PG).

Qualifications: Mr. Boor brings to our Board diverse experience in manufacturing, management, process engineering, financial management, investor relations and marketing.

2019 Proxy Statement	10

PROPOSAL NO. 1: Election of Directors

Class III Directors

Terms Expiring in 2021

Steven G. Bunger Age 58 Chairman of the Board since April 2019; Director since April 2004 Committees: None

Biographical Information: Mr. Bunger is our Non-Executive Chairman of the Board. Since 2014, Mr. Bunger has served as President and CEO of Pro Box Portable Storage, Inc., a provider of portable storage solutions in Arizona, Oklahoma and Colorado. From 2001 to 2012, he served as Chairman of the Board of Mobile Mini, Inc. (Nasdaq: MINI), the nation’s largest publicly-owned provider of portable storage containers and mobile offices in the U.S., Canada and the U.K. Mr. Bunger joined Mobile Mini in 1983 and served as the President and CEO from 1997 to 2012 He also held numerous executive roles with the company including Vice-President of Operations and Marketing and Executive Vice President and Chief Operating Officer.

Qualifications: Mr. Bunger brings to the Company’s Board a breadth of operational, managerial and marketing experience from running the world’s leading provider of portable storage solutions. Additionally, Mr. Bunger has extensive acquisition experience which he lends in assisting the Company’s management and Board in evaluating growth opportunities.

Jack Hanna Age 72 Director since September 2003 Committees: None

Biographical Information: Since 2007, Mr. Hanna has hosted Jack Hanna’s into the Wild, a nationally syndicated television program. Since 2011, Mr. Hanna has hosted Jack Hanna’s Wild Countdown which airs on ABC nationally. From 1993 through 2006, Mr. Hanna hosted Jack Hanna’s Animal Adventures, a nationally syndicated television program. Mr. Hanna spends much of each year filming and lecturing around the world. Since 1992, Mr. Hanna has served as Director Emeritus of the Columbus Zoo and Aquarium in Columbus, Ohio.

Qualification: As evidenced by his long tenure with the Columbus Zoo and Aquarium, Mr. Hanna has extensive management and leadership experience. With his keen understanding of human resource, marketing, operations and facilities management matters, Mr. Hanna led the transformation of the Columbus Zoo and Aquarium from a modest operation into one of the largest and most highly respected and attended zoological facilities in the United States. These attributes make Mr. Hanna a valuable member of our Board.

11	www.cavco.com

PROPOSAL NO. 1: Election of Directors

Director Compensation

Fiscal Year 2020 Changes

In December 2018, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”) to conduct a competitive review of our non-employee Director compensation program levels and practices. As a result of this review, the Company has significantly revised its non-employee Director compensation program for fiscal 2020:

•

Eliminated Board and Committee meeting attendance fees; established an annual cash retainer for Board service of $65,000 for members, payable quarterly; and an annual cash retainer for the Chairman of $90,000, payable quarterly.  Established Committee cash retainers as described below.

•	Eliminated the option grant at appointment and annual option grants.
•

Established a value-based approach to annual equity grants for all non-employee Directors, except the Chairman, granting $100,000 in value of restricted stock units (“RSUs”) which will vest 100% upon the anniversary of the grant date (or next shareholder meeting if earlier).  The Chairman will receive an annual equity award of $140,000 in value of RSUs and received a pro-rated anniversary award in April 2019.

•	Established a policy of granting new non-employee Directors a pro-rated amount of a $100,000 in value of RSUs to reflect the period from appointment to the next annual meeting of stockholders.
•	Implemented an annual retainer-only approach to committee fees, payable quarterly. Retainers are differentiated by role and committee:
-	Audit Committee: Chair $20,000 and Member $10,000
-	Compensation, Corporate Governance and Nominating, and Legal & Compliance Oversight committees: Chair $15,000 and Member $7,500
•

Adopted non-employee Director stock ownership guidelines with guideline ownership levels equal to five times (5x) the annual cash retainer, to be attained within five (5) years of adoption of the policy or subsequent appointment to the Board.

•	All Board members are reimbursed for reasonable travel expenses to attend Board and Committee meetings.

These revisions reflect the Board’s desire to align our non-employee Director compensation levels and program structure more closely with market levels and corporate governance best practices.

Fiscal Year 2019 Non-employee Director Compensation

As previously stated, effective at the start of fiscal year 2020, the Board substantially revised the compensation to be paid to non-employee Directors.  The following describes the Director Compensation program in place prior to March 30, 2019:

•	Historically, upon commencement of service, non-employee Directors received a one-time grant of an option to purchase 10,000 shares of Cavco common stock. This practice has been discontinued.
•

Directors received compensation in the form of: (i) an annual grant of an option to purchase 4,000 shares of Cavco common stock on the anniversary of the director’s election to the Board; (ii) an annual $45,000 retainer fee; (iii) a fee of $2,500 for each Board meeting attended in person; and (iv) $1,500 for each meeting attended by telephone. Members of Board committees also received a fee of $1,500 for each committee meeting attended in-person or by telephone. The Chairman of the Audit Committee received an annual retainer fee of $12,500 and the Chairman of the Compensation Committee received an annual retainer fee of $7,000. These practices have been discontinued.  All Board members were reimbursed for reasonable travel expenses to attend Board and committee meetings.

2019 Proxy Statement	12

PROPOSAL NO. 1: Election of Directors

•

All options awarded to non-employee Directors had a seven (7) year term and a per share exercise price equal to the fair market value of a share of common stock of Cavco on the date of grant. Options awarded on or after July 13, 2016, become exercisable at the rate of 25% on the first anniversary of the date of grant, 25% on the second anniversary of the date of grant and 50% on the third anniversary of the date of grant. All rights to exercise the options terminate within four (4) months of the date that the non-employee Director ceases to be a Director of Cavco for any reason other than death or disability; except in the instance where the non-employee Director held the position for at least ten (10) years.  Then, any unvested options will immediately vest on the date the Director ceases to be a Director.  In such an instance, the non-employee Director will have three (3) years to exercise the option.   In the case of a Director’s death, the options terminate fifteen (15) months thereafter. In the instance of disability and resulting termination of the directorship, then the options terminate six months after such date of termination. However, in no event may the options be exercised later than seven (7) years from the date of grant.

•

As previously disclosed in prior filings by the Company, commencing October 22, 2018, the Audit Committee commenced an independent investigation into facts and issues with respect to the SEC subpoenas issued to Cavco and to its former Chairman of the Board, CEO and President (the “SEC Investigation”). Because of the expected substantial time commitments of Audit Committee members for the SEC Investigation, the Audit Committee made a determination, pursuant to authority delegated to it by the Board, to establish an attendance fee for each Audit Committee meeting (each, a “Special Meeting”), whether present or by telephone, and for each session (defined as a gathering, in person or telephonically, of Audit Committee members at which information was shared but no formal action by the committee was taken) (each, a “Session”) that related solely or primarily to the SEC Investigation. Under this additional compensation, each Audit Committee member would receive $1,500 for each Audit Committee Special Meeting attended and $1,500 for each Audit Committee Session attended, subject to a limit of $1,500 per day and a limit of $10,000 per month for these Special Meetings and Sessions (regardless of the number of Special Meetings and Sessions occurring in one day or in one month, respectively).

During fiscal year 2019, the Audit Committee had the following number of Special Meetings and Sessions relating to the SEC Investigation that were attended by all members of the Audit Committee:

Month & Year	Total Meetings & Sessions
October 2018	17
November 2018	13
December 2018	4
January 2019	4
February 2019	4
March 2019	1

There were a total of thirty-three (33) Audit Committee meetings in fiscal year 2019 for both regular or SEC Investigation matters. Of that total, there were: (i) five (5) regularly scheduled quarterly Committee meetings; (ii) ten (10) special meetings relating to the SEC Investigation; and (iii) eighteen (18) sessions relating to the SEC Investigation.

During fiscal year 2019, the attendance fees for Audit Committee Special Meetings and Audit Committee Sessions totaled $114,000.  The Directors were paid as follows: (i) Messrs. Bunger and Greenblatt, $38,000; (ii) Mr. Boor, $36,500; and (iii) Mr. Kerley, $1,500.  Mr. Boor’s fee amounts were less than Messrs. Bunger and Greenblatt due to resigning from the Audit Committee upon appointment as the Company’s new President and CEO.

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PROPOSAL NO. 1: Election of Directors

With the substantial wind-down of the work of the Audit Committee on the SEC Investigation, the Audit Committee terminated the attendance fees for Audit Committee Special Meetings and for Audit Committee Sessions, effective on March 30, 2019 (the last day of the 2019 fiscal year).

The Audit Committee, under delegated authority from the Board, reserved the right to re-consider future compensation for Special Meetings and Sessions for Audit Committee members depending on the time requirements required by Audit Committee members regarding the SEC Investigation during fiscal year 2020.

2019 Proxy Statement	14

Director Compensation Table

The following table provides information regarding compensation paid to each non-employee Director during the year ended March 30, 2019.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)	Total ($)
Susan L. Blount	—	463,000	463,000
William C. Boor	139,000(2)	268,520	407,520
Steven G. Bunger	97,250	210,200	307,450
David A. Greenblatt	108,500	253,560	362,060
Jack Hanna	63,000	304,440	367,440
Richard A. Kerley	—	475,500	475,500

(1)

Amounts in this column represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification 718, Compensation—Stock Compensation (“ASC 718”). We describe the assumptions made in these valuations in Note 17 to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for fiscal year ended March 30, 2019 (“2019 Form 10-K”).

(2)	This total includes $25,000 earned by Mr. Boor, and approved by the Board, as additional compensation for his time as Chairman from November 2018 to March 2019.

Committee Composition

The Board has three (3) standing committees: (1) Audit; (2) Compensation and (3) Corporate Governance and Nominating. Also, it has one (1) special committee, Legal & Compliance Oversight. Each committee operates under a written charter adopted by the Board and reviews each charter at least annually. The Composition of the current standing committees as of the date of this Proxy Statement appear in the table below.

Name	Audit	Compensation	Corporate Governance and Nominating	Legal & Compliance Oversight
Susan L. Blount
David A Greenblatt
Richard A. Kerley
Julia W. Sze
Denotes committee Chair

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Director Compensation

Board and Committee Meetings

Name	Board[1]	Audit[2]	Compensation	Corporate Governance and Nominating	Legal & Compliance Oversight[3]
Susan L. Blount	6	0	3	2	0
William C. Boor	13	30	4	1	0
Steven G. Bunger	13	30	4	3	0
David A Greenblatt	13	30	8	3	0
Jack Hanna	12	0	4	0	0
Richard A. Kerley	4	1	0	0	0
Julia W. Sze[4]	0	0	0	0	0
(1)	The Board held eight (8) special meetings relating to the SEC investigation.
(2)	The Audit Committee held ten (10) special meetings and thirty-three (33) sessions relating to the SEC Investigation.
(3)	The Legal & Compliance Oversight Committee was formed on February 7, 2019, but did not hold its first meeting until after the end of the 2019 fiscal year.
(4)	Ms. Sze joined the Board on May 29, 2019, after the end of fiscal year 2019.

Annual Meeting Attendance

All Board members are expected to attend our annual meeting, unless an emergency or unavoidable conflict prevents them from doing so. All Directors attended the Company’s 2018 annual meeting held on July 10, 2018.

2019 Proxy Statement	16

Director Compensation

Director Nominating Process

Selection by Independent Directors.

Director Nominating Process
Selection of Independent Directors

The Corporate Governance and Nominating Committee of the Board, comprised entirely of Directors who meet the independence requirements set forth in the corporate governance and other listing standards of The Nasdaq Stock Market, Inc. (“Nasdaq”) in effect from time to time, is responsible for overseeing the process of nominating individuals to stand for election as Directors. The Corporate Governance and Nominating Committee charter is available on the Company’s website at:

https://investor.cavco.com/general-documents/.

Director Qualifications

In evaluating the suitability of individual nominees, nominees for Director will be selected on the basis of their integrity, experience, achievements, judgment, intelligence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties and likelihood that he/she will be able to serve on the Board for a sustained period.

Diversity

The Company does not have a formal policy regarding the consideration of diversity in identifying Director nominees. In connection with the selection of nominees for Director, the Corporate Governance and Nominating Committee will give due consideration to diversity in perspectives, backgrounds, business experiences, professional expertise and personal backgrounds among the Board members and Director nominees.

Proposals by Stockholders	The Company’s By-laws specify the manner stockholders may:
	•	make nominations for the election of Directors;
	•	propose that a Director be removed; or
	•	propose any other business to be brought before a meeting of stockholders.

Under the By-laws, in order to bring a proposal before a meeting of stockholders, including the nomination of directors, a stockholder must deliver timely notice of a proposal pertaining to a proper subject for presentation.

To be timely for an annual meeting, a stockholder must deliver notice no later than the close of business on the 90th day, nor earlier than the close of business on the one hundred and twentieth (120th) day, prior to the first anniversary of the preceding year's annual meeting.(provided, however, that in the event that the date of such annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company).

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Director Compensation

Other Board Matters

Board Leadership Structure

In November 2018, the Board adopted a policy separating the Chairman and President and Chief Executive Officer positions in order to align the Chairman role with the Company’s independent Directors and enhance the independence of the Board from management.

The Board’s Role in Risk Oversight

Management of risk is the responsibility of the Company’s executive officers and senior management team. The Board has oversight responsibility and has designated the Audit Committee to oversee the Company’s processes to manage business and financial risk. The Audit Committee reports to the Board regarding the adequacy of the Company’s risk management processes. To assist the Audit Committee in overseeing risk management, the Company’s Director of Internal Audit is directly accessible by the Audit Committee and reports to the Audit Committee upon request. Additionally, the Board encourages management to promote a corporate culture that incorporates risk management into the Company’s corporate strategy and day-to-day business operations. With the input of the Company’s executive officers, the Board regularly assesses and analyzes the most likely areas of future risk to the Company.

The Legal & Compliance Oversight Committee (“LCO”) is a committee created by the Board that has general responsibility to oversee the Company’s legal, compliance and ethics programs, policies and procedures. The purpose of the Committee is to: (i) oversee the Company’s implementation of compliance programs, policies and procedures that are designed to respond to the various compliance and regulatory risks facing the Company; (ii) assist the Audit Committee in fulfilling its oversight responsibility for the Company’s compliance and ethics programs, policies and procedures; and (iii) perform any other duties as directed by the Board or the Audit Committee.

Stock Ownership and Retention

The Board recently adopted Stock Ownership Guidelines (“Guidelines”) for all non-employee Directors and key executives, as defined pursuant to the Guidelines, to meet certain minimum stock ownership requirements.

2019 Proxy Statement	18

Director Compensation

•	Director Stock Ownership Guidelines:

On or before the last day of fiscal year 2024, or the fifth full fiscal year after the year of appointment or election, Directors must retain stock ownership of at least five times (5x) the annual cash retainer.

•	Executive Officer Stock Ownership Guidelines:

On or before the last day of fiscal year 2024, or the fifth full fiscal year after the year of appointment or designation, Executive Officer must retain stock ownership as follows:

Executive Level	Multiplier
President & CEO	5x annual base salary
Executive Vice President	3x annual base salary

Anti-Hedging, Anti-Pledging, No Short-Selling & Buying and No Selling Derivatives

In addition to the Guidelines, the Board has also approved a new Securities Trading Policy (“STP”) that prohibits hedging, pledging, short selling and buying or selling derivatives related to the Company’s securities.  The STP does not have a hardship exemption for Directors or Executives as it pertains to these prohibitions. The new STP is posted on the Cavco website at https://investor.cavco.com/general-documents.

Compensation Committee Consultant

Pursuant to the authority granted to it in its Charter, in December 2018, the Compensation Committee engaged Pearl Meyer as an independent compensation consultant to provide advice to the Compensation Committee related to the Company’s executive compensation programs.

None of the Company’s management participated in the Compensation Committee’s decision to retain Pearl Meyer. Pearl Meyer reports directly to the Compensation Committee and the Compensation Committee may replace Pearl Meyer or hire additional consultants at any time. Pearl Meyer attends meetings of the Compensation Committee, as requested, and communicates with the Compensation Committee Chairman between meetings; however, the Compensation Committee ultimately has responsibility to make suggestions and recommendations to the Board related to potential compensation for the Company’s executive officers.

Pearl Meyer provides various compensation services to the Compensation Committee pursuant to a written consulting agreement (the “Agreement”). The services Pearl Meyer provides under the agreement include advising the Compensation Committee on the principal aspects of the Company’s executive and non-employee Director compensation program and evolving best practices as well as providing market information and analysis regarding the competitiveness of the Company’s compensation program design.

The Compensation Committee regularly reviews the services provided by its outside consultants and believes that Pearl Meyer is independent in providing executive compensation consulting services. The Compensation Committee conducted a review of its relationship with Pearl Meyer in April 2019, and determined that Pearl Meyer’s work for the Compensation Committee had not raised any conflicts of interest consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) or by the SEC and Nasdaq.

In making this determination, the Compensation Committee noted that during fiscal 2019:

•

Pearl Meyer did not provide any services to the Company, or its management, other than services to the Compensation Committee. Its services were limited to executive and Board compensation consulting. Specifically, it does not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;

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Director Compensation

•	Fees from the Company were less than 1% of Pearl Meyer’s total revenue;
•	Pearl Meyer maintains a Conflicts Policy containing specific policies and procedures designed to ensure independence;
•	None of the Pearl Meyer consultants on the Company’s matters had any business or personal relationship with Compensation Committee members;
•	None of the Pearl Meyer consultants on the Company matters, or Pearl Meyer, had any business or personal relationship with executive officers of the Company; and
•	None of the Pearl Meyer consultants on the Company matters directly own Company stock.

The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis. of rectors Audit Committee Director of Internal Audit

Oversight responsibility and regularly works with input of the Company’s executive officers to assess and analyze the most likely areas of future risk. Designated to oversee the Company’s processes to manage business and financial risk and compliance with significant applicable legal, ethical and regulatory requirements. Reports to the board regarding adequacy of the Company’s risk management processes. To assist Audit Committee in overseeing risk management Directly accessible by the Audit Committee and reports to Audit Committee upon request.

Audit Committee

As of March 30, 2019 (the end of our 2019 fiscal year), the Company’s Audit Committee was composed of three Directors, Messrs. Bunger, Greenblatt and Kerley, who satisfy the independence requirements set forth in: (1) Section 10A(m) of the Exchange Act and the rules adopted by the SEC thereunder; and (2) applicable Nasdaq Rules. The Audit Committee functions under a charter, which was initially adopted by the Board on September 22, 2003 and was most recently amended on May 22, 2018. The Audit Committee Charter is posted on our website at https://investor.cavco.com/general-documents.

The Board has determined that Richard A. Kerley, the Chairman of the Audit Committee, meets the definition of “Audit Committee financial expert” as such term is defined under SEC rules. Mr. Kerley’s qualifications are described in his biography.

The Audit Committee Charter provides that the Audit Committee shall perform the following key tasks:

•	select, appoint, evaluate, retain, terminate and replace the Company’s independent auditors (subject, if the Audit Committee so determines, to stockholder ratification);
•

obtain and review, at least annually, a report by the Company’s independent auditors describing the firm’s internal quality-control procedures, any material issues raised by the most recent internal quality-control review or peer review of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, covering one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•

receive the applicable written independence disclosures required by the Public Company Accounting Oversight Board (“PCAOB”), including those disclosures required by Ethics and Independence Rule 3526 (the “Independence Report”);

•

actively engage in a dialogue with the independent auditors with respect to any relationships or services disclosed in the Independence Report or otherwise known to the Audit Committee that may impact the objectivity or independence of the auditor and recommend that the Board take appropriate action in response to such information to satisfy itself of the auditor’s independence;

•	review any report made by the Company’s independent auditors pursuant to Section 10A(k) of the Exchange Act;
•	confirm with the independent auditor that it is in compliance with the partner rotation requirements established by the SEC;
•	review with the independent auditors any audit problems or difficulties, including management’s response(s);
•	on an annual basis, discuss with representatives of the independent accounting firm the matters required to be discussed by the PCAOB Audit Standard No. 16, as it may be modified or supplemented;

2019 Proxy Statement	20

Director Compensation

•

pre-approve all auditing services, audit engagement fees and terms and permitted non-audit services provided to the Company by its independent auditors (subject to de minimis exceptions for certain non-audit services set forth in Section 10A(i)(1)(B) of the Exchange Act), provided that the Audit Committee may delegate to one or more sub-committees the authority to grant approvals of audit and permitted non-audit services; and

•

have presented to the full committee any decisions pertaining to the independent auditors of any sub-committee to whom pre-approval authority is delegated as soon as practicable and no later than the Committee’s next scheduled meeting.

The Audit Committee meets separately with the independent auditors outside the presence of the Company’s management or other employees, to discuss: (i) matters of concern; (ii) recommendations or suggestions for change; and (iii) relevant views and information.

21	www.cavco.com

AUDIT FEES

The Audit Committee has adopted policies and procedures pre-approving all audit and permissible non-audit services performed by RSM US LLP (“RSM”). Under these policies, the Audit Committee pre-approves the use of audit as well as permissible audit-related and non-audit services up to certain dollar amounts. Services that do not come under this authority must be separately pre-approved by the Audit Committee. In determining whether or not to pre-approve services, the Audit Committee determines whether the service is a permissible service under the SEC’s rules and, if permissible, the potential effect of such services on the independence of RSM.

The following table represents aggregate fees billed to the Company for professional services provided by RSM in the last two fiscal years.

	Fiscal 2019	Fiscal 2018
Audit Fees	$1,583,723	$1,372,430
Tax Fees	$286,853	$273,555
Total	$1,870,576	$1,645,985

As used in the foregoing tables:

•

“Audit Fees” are the aggregate fees billed for each of the last two (2) fiscal years for professional services rendered by the principal accountant for the audit of Consolidated Financial Statements included in the Company’s Form 10-K, internal controls and review of Consolidated Financial Statements included in the Company’s Form 10-Q quarterly reports or services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; and

•	“Tax Fees” are the aggregate fees billed for each of the last two (2) fiscal years for professional services rendered by the principal accountant for tax compliance, tax advice and tax planning.

The Audit Committee approved all audit and non-audit services provided by RSM during the 2018 and 2019 fiscal years pursuant to its Charter. All work performed during the 2019 fiscal year audit was completed by full-time employees of RSM.

2019 Proxy Statement	22

Audit Fees

Report of the Audit Committee

In accordance with its written charter, the primary function of the Audit Committee is to assist the Board in fulfilling its responsibility for oversight of: (i) the quality and integrity of Cavco’s accounting, auditing and financial reporting practices and processes; (ii) the financial information to be provided to the stockholders of Cavco; (iii) the systems of disclosure controls and procedures and internal control over financial reporting established by management, the Committee and the Board; (iv) compliance with the Company’s Code of Conduct; (v) the independent auditors’ qualifications and independence; (vi) the performance of the Company’s independent auditors; and (vii) the internal audit process.

Management is responsible for the Company’s financial reporting process including the system of internal controls along with the preparation of financial statements in accordance with generally accepted accounting principles. The independent accountants are responsible for auditing and rendering an opinion on the Company’s consolidated financial statements including auditing certain aspects of the Company’s internal controls. The Audit Committee’s responsibility is to monitor these processes.

In discharging its duties, the Audit Committee has: (i) reviewed and discussed the Company’s audited Consolidated Financial Statements as of, and for the year ended, March 30, 2019 with management; (ii) discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting oversight board Auditing Standard No. 16, Communications with Audit Committees; (iii) received and reviewed the written disclosures along with the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence; (iv) discussed with the independent registered public accounting firm such independent registered public accounting firm’s independence; and (v) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer’s and the Chief Financial Officer’s financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC. Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the Consolidated Financial Statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended March 30, 2019.

Audit Committee

Richard A. Kerley, Chair

Steven G. Bunger

David A. Greenblatt

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PROPOSAL NO. 2: Ratification of Appointment of Independent Auditor

The Audit Committee has appointed RSM as the Company’s independent registered public accounting firm for fiscal year 2020.

If the stockholders do not ratify the appointment, the Audit Committee will reconsider the retention of RSM but may still engage RSM. Even if the appointment is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

Recommendation of the Board

The Board unanimously recommends a vote “FOR” the ratification of the appointment of RSM US LLP as the Company’s independent registered public accounting firm for fiscal year 2020.

2019 Proxy Statement	24

Compensation Discussion and Analysis

Introduction

The purpose of this Compensation Discussion and Analysis (“CD&A”) is to provide information about each material element of compensation that the Company pays or awards to, or that is earned by, our Named Executive Officers (“NEOs”). The following individuals were NEOs for fiscal year 2019:

Daniel L. Urness

President and Acting CEO (effective November 8, 2018);

Executive Vice President, Treasurer

and Chief Financial Officer

(April 1, 2018 – August 31, 2018)

Joseph H. Stegmayer

Former Chairman, President

and CEO

(April 1, 2018 – November 8, 2018)

Steven K. Like

Senior Vice President - Administration

Charles E. Lott

President of Fleetwood Homes and

Palm Harbor Homes

Larry H. Keener

President of Palm Harbor Villages, Inc.

Joshua J. Barsetti

Chief Accounting Officer

Fiscal Year 2019 – A Year of Transition

Fiscal 2019 was a year of transition for the Company in terms of executive and Board leadership, governance and executive compensation philosophy and practices.

Leadership

On November 8, 2018, pursuant to a Transition Agreement dated November 8, 2018 (the “Transition Agreement”) the Company’s former Chairman of the Board, President and CEO, Joseph H. Stegmayer, stepped down from all executive roles at the Company. At that time, Mr. Stegmayer became the Company’s Director, Strategic Initiatives. The Board then appointed Daniel L. Urness, formerly Executive Vice President, Chief Financial Officer and Treasurer, as President and Acting CEO. Long-time Director William C. Boor assumed the duties of non-executive Chairman of the Board. Mr. Urness remained in the role of President and Acting CEO for the remainder of fiscal 2019.

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Compensation Discussion and Analysis

Effective April 15, 2019, the Board appointed William C. Boor as the Company’s President and CEO. Another experienced Director, Steven G. Bunger, assumed the role of non-executive Chairman. Also, effective April 15, 2019, Mr. Urness resumed his prior role as Executive Vice President, Chief Financial Officer and Treasurer. Mr. Urness’ service as President and Acting CEO and Mr. Boor’s subsequent appointment as President and CEO provided continuity of leadership possessing substantial history with, and knowledge of, the Company ensuring a seamless leadership transition.

Governance

The Board has taken several important steps to strengthen and reinforce the Company’s governance practices, including:

•	Separated the roles of Chairman of the Board and CEO;
•

Conducted a comprehensive search for a General Counsel with significant compliance experience, resulting in the hiring and appointment of Mr. Mickey R. Dragash as the Company’s Executive Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer on February 6, 2019;

•

Expanded the Company’s Board to include two (2) new independent Directors: Susan Blount and Richard Kerley. These appointments will significantly enhance the Board’s overall capabilities with Ms. Blount’s expertise in insurance and financial services and experience in strategy, corporate governance, risk management and compliance; and Mr. Kerley’s audit, financial and operational expertise;

•	Appointed Mr. Kerley, a seasoned, former audit partner with a national accounting firm to chair the Audit and Compensation committees;
•	Formed the LCO Committee. The LCO will oversee the ongoing enhancement of the Company's compliance programs and legal function.
•

Engaged an independent executive compensation consultant, Pearl Meyer, to serve as the Compensation Committee’s independent advisor and to assist in reviewing and redesigning the Company’s executive compensation programs;

•

Worked with Pearl Meyer to revise the Company’s non-employee Director compensation programs to align more closely with market practices, including adopting share ownership guidelines applicable to all Board members, the President and CEO and Executive Vice Presidents; and

•	Formed the Corporate Governance and Nominating Committee charged with: (i) enhancing the governance of the Board, Management and the Company; and (ii) identifying qualified candidates for the Board.

These changes reflect our ongoing commitment to adopting best practices in governance, compliance and risk management.

2019 Proxy Statement	26

Compensation Discussion and Analysis

Executive Compensation

As previously stated, in December 2018, the Compensation Committee engaged Pearl Meyer to conduct a competitive review of the Company’s executive compensation program and practices. As a result of this review, Pearl Meyer recommended that the Company significantly revise its executive compensation program for fiscal year 2020, and on a going-forward basis, to consist of the following elements:

Compensation component	Fiscal 2019 program	Fiscal 2020 program
Base Salaries	Levels substantially below market	Levels that are more aligned with market and peer group
Short-Term Annual Cash Bonus Compensation	Individual arrangements; defined as a direct percentage of pre-tax profits Additional discretionary component	Target bonuses defined as a percent of base salary Bonus payouts capped at 200% of target amounts Elimination of discretionary component
Long-Term Equity Compensation	100% stock options

50% options; 50% performance-based restricted stock units (“PRSUs”)

Target equity grants defined as a percent of base salary

PRSUs will be earned based upon achievement of a 3-year target; settlements will be capped at 200% of target award

The Company intends to follow the advice of Pearl Meyer in designing its executive compensation programs for fiscal 2020.

Generally, the Company does not offer perquisites to its NEOs. Consistent with prior years, the Company does not have a defined benefit pension plan or any other similar retirement plan. The Company’s NEOs are permitted to participate in the Company’s 401(k) plan and other health and welfare programs that are generally available to all other full-time employees.

Overview of the Company’s Compensation Program

The Company’s fiscal 2019 compensation programs, as in previous years, consisted of cash compensation comprised of base salary and either a cash bonus or non-equity incentive compensation. In addition, it included awards of options to purchase shares of the Company’s common stock pursuant to the Company’s 2005 Stock Incentive Plan, as amended (the “2005 Plan”).

Overview and Philosophy of Compensation Committee

The Compensation Committee reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our NEOs as well as overseeing matters relating to our employee compensation and benefit programs. The Compensation Committee operates pursuant to a written charter that sets forth its functions and responsibilities. The Compensation Committee Charter is posted on our website at http://investor.cavco.com/general-documents.

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Compensation Discussion and Analysis

The Compensation Committee is charged with assisting the Board in:

•

assessing whether the various compensation programs of the Company are designed to attract, motivate and retain the senior management necessary for the Company to deliver consistent and superior results which are performance based, market driven and stockholder aligned;

•

its oversight of specific incentive compensation plans adopted by the Company, and approved by the Compensation Committee, including the Company’s 2005 Plan, future stock plans and short-term and long term incentive compensation plans;

•	its approval, review and oversight of the other employee benefit plans of the Company; and
•	its oversight of the performance and compensation of the President and CEO of the Company as well as other members of the executive management team.

Stockholder Approval of our Compensation Decisions

At the 2018 Annual Meeting of Stockholders, the Company’s stockholders approved the advisory (non-binding) vote on executive compensation with approximately 98% of the votes cast in favor of the proposal regarding the Company’s executive compensation program. The Compensation Committee considered this vote an endorsement of its fiscal 2018 executive compensation decisions. As discussed previously, the executive compensation program is significantly changing for fiscal 2020 as a result of discussions with Pearl Meyer.

Objectives of the Company’s 2019 Compensation Programs

The Company’s executive compensation program was structured to achieve the following objectives:

•	to attract, retain and motivate highly qualified, energetic and talented executives necessary for the Company to deliver superior results;
•

to create an incentive to increase stockholder returns by establishing a direct and substantial link between individual compensation and certain financial measures of the Company that have a direct effect on stockholder values; and

•

to create substantial and competitive long-term compensation opportunities for individual executive officers based not only on long-term, corporate performance but also on sustained, long-term individual performance.

Role of Compensation Consultants

Pursuant to its charter, the Compensation Committee has authority to retain compensation consultants in determining or recommending NEO or Director compensation. As previously discussed, the Compensation Committee engaged Pearl Meyer during fiscal 2019 to review and assist in redesigning the executive compensation program for fiscal 2020 and beyond.

Role of Management in Establishing and Awarding Compensation

The Compensation Committee annually reviews and approves the base salary levels and incentive opportunity levels for the Company’s NEOs. Prior to the 2019 fiscal year the Company’s President and CEO, with the assistance of the Company’s management, provided information and recommendations to the Compensation Committee on the performance of the Company’s NEOs. This information and recommendations included: the appropriate levels and components of proposed compensation; equity grants; and any other information requested by the Compensation Committee.  Additionally, prior to fiscal 2019, to assist the Compensation Committee with its reviews, the Company’s management provided the Compensation Committee with peer group performance results, compensation data and any other information requested by the Compensation Committee.

2019 Proxy Statement	28

Compensation Discussion and Analysis

Following the conclusion of the 2018 fiscal year, in December 2018, the Compensation Committee solely assumed determination of compensation awards for NEOs, including awards under short-term and long-term incentive compensation plans. As of fiscal 2019, Pearl Mayer now assists the Compensation Committee in providing the Compensation Committee with peer group performance results, compensation data and any other information requested by the Compensation Committee.

Benchmarking

Market pay levels are one of many elements used by the Company to maintain competitive pay opportunities for our executive officers. For fiscal year 2019, the Company considered its compensation peer group for benchmarking the NEOs compensation to include manufactured housing industry participants Skyline Corporation and Nobility Homes, Inc. Because manufactured housing peer group compensation data is limited, the Company also considered the following companies with whom it may compete for executives and which were selected because, during fiscal year 2019, each was publicly traded and roughly similar in size to the Company in terms of annual revenue: AV Homes, Inc.; Bassett Furniture Industries, Inc.; Century Communities, Inc.; The Dixie Group Inc.; Ethan Allen Interiors, Inc.; Green Brick Partners, Inc.; Hooker Furniture Corp.; LGI Homes, Inc.; Lifelock, Inc.; Mobile Mini, Inc.; and William Lyon Homes.

For the design of the Company’s 2020 executive and non-employee Director compensation programs, Pearl Meyer utilized an updated peer group including many of the prior peers as well as housing-related and selected Arizona-based companies that the Company would compete with for talent:

Bassett Furniture Industries, Inc.

Century Communities, Inc.

Ethan Allen Interiors Inc.

Flexsteel Industries Inc.

Grand Canyon Education, Inc.

Green Brick Partners, Inc.

Installed Building Products, Inc.

LGI Homes, Inc.

M/I Homes, Inc.

Meritage Homes Corp. Mobile Mini, Inc. Nobility Homes, Inc. Skyline Champion Corp. Taylor Morrison Home Corp. Universal Technical Institute, Inc. Viad Corp. William Lyon Homes

This new peer group, in addition to compensation survey data provided by Pearl Meyer, was used to identify compensation improvements to the Company’s fiscal 2020 program as well as on a going forward basis.

In connection with its compensation decisions for fiscal year 2019, peer group compensation information was used as guidance to ascertain whether the Company’s executive officers’ base salaries and incentive compensation programs are generally aligned with those similar positions in the peer group. While the Compensation Committee reviewed peer group compensation information, it was not the primary factor it considered in setting fiscal 2019 executive compensation. The Compensation Committee also took into account other factors, including the responsibilities of the executive’s position, the executive’s compensation history, experience, performance, tenure and the Company’s performance. The Compensation Committee did not set compensation programs for 2019 to be a specified percentage above or below, or equal to, the comparable compensation for the peer group. In setting compensation for Messrs. Urness, Like, Lott, Keener and Barsetti the Compensation Committee considered the input by the CEO, the historical compensation paid to such executive officers and certain historical compensation paid to operating executives of peer companies.

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Compensation Discussion and Analysis

Joseph Stegmayer Employment Agreement

Mr. Stegmayer’s compensation program was materially altered in November 2018, when he resigned as the Company’s Chairman of the Board, President and CEO after an internal investigation, conducted by independent legal counsel, identified certain violations of Company policy related to securities trading activities. From April 1, 2018 to November 7, 2018 Mr. Stegmayer’s compensation was governed by an Employment Agreement that was replaced with a Transition Agreement effective November 8, 2018.  The Transition Agreement is described below under Other Employment, Severance and Change of Control Agreements.

Mr. Stegmayer’s Employment Agreement, which served as the basis for his fiscal 2019 compensation until his resignation, provided for: (a) a minimum base annual salary of $500,000, subject to periodic review and adjustment by the Compensation Committee, but in no event could the base salary be reduced without Mr. Stegmayer’s consent; (b) cash incentive compensation in an amount equal to (i) 5% of the first $4 million of pre-tax income of the Company for the fiscal year, plus (ii) 6% of the next $16 million of pretax income of the Company for the fiscal year, plus (iii) 3% of pretax income of the Company for the fiscal year above $20 million, provided that the pretax earnings relating to any material assets or businesses acquired after June 30, 2011 were determined by the Compensation Committee in its sole discretion, in good faith and in consultation with Mr. Stegmayer; and (c) an annual grant of options to acquire shares of the common stock of the Company, the value of which shall equal 100% of Mr. Stegmayer’s then base salary using the Black-Scholes option value model (with vesting criteria and vesting timing at the sole discretion of the Compensation Committee). The cash incentive compensation paid, if any, to Mr. Stegmayer was to be paid pursuant to previously established performance goals.

Components of Executive Compensation

In structuring the specific components of the Company’s fiscal 2019 executive compensation program, the Company was guided by the following principles:

•	compensation programs should be performance based, market driven and stockholder aligned;
•

annual compensation should be set within reasonable ranges of the annual compensation for similar positions with similarly-sized and similar types of companies that engage in one or more of the principal businesses in which the Company engages or companies with whom the Company competes for talent;

•	the compensation program should have elements that are not solely performance based in order to be competitive in attracting and retaining talented executives;
•	bonus payments should vary with the individual’s performance and the Company’s financial performance;
•

a significant portion of compensation should be in the form of long-term, equity-linked incentive compensation that aligns the interests of executives with those of the stockholders and creates rewards for long-term sustained company performance and the achievement of the Company’s strategic objectives; and

•	compensation programs should not encourage executives to take unnecessary risks.

Prior to the passage of the Tax Cuts and Jobs Act, the Compensation Committee attempted to structure its compensation programs for the NEOs as performance-based compensation that was fully tax deductible for purposes of Section 162(m) of the Code. However, the Compensation Committee retained the right to make awards that were or could become non-deductible if making such awards was in the best interests of the Company. The Tax Cuts and Jobs Act eliminated the exception for performance-based compensation with respect to 2018 and future years, subject to limited transition relief. As a result, the Company expects that, except to the extent compensation is eligible for transition relief for contracts in effect on November 2, 2017, compensation over $1,000,000 per year paid to each of our NEOs will be non-deductible under Section 162(m) of the Code.

2019 Proxy Statement	30

Compensation Discussion and Analysis

Base Salary

The Compensation Committee is responsible for recommending to the Board the base salary levels for the NEOs. In developing salary amounts for 2019, the Compensation Committee conducted a general review of salaries for similar positions in the Company’s peer group. In setting base salary levels, the Compensation Committee also considered an executive’s compensation history, experience, performance, tenure and potential for significant contributions to the Company’s profitability.

The minimum base salary level payable to Mr. Stegmayer pursuant to his Employment Agreement after March 31, 2015 was $500,000. For fiscal year 2019, the Compensation Committee had set Mr. Stegmayer’s base salary at $540,000 pursuant to his Employment Agreement. However, as set forth in the Transition Agreement, Mr. Stegmayer’s annual base salary was reduced to $150,000 for his new, non-executive role as Director of Strategic Initiatives.

Mr. Urness, who briefly left his executive role during a portion of the fiscal year to work more closely with the Company's home building production operations, was paid $211,486 in base salary and hourly wages. A base salary of $255,000 was established for him by the Compensation Committee at the beginning of the fiscal year based upon their consideration of, among other things: past base salaries, peer group analysis and the recommendations of the CEO. See the Summary Compensation Table.

Following the March 30, 2019 year-end, Mr. Urness received a base salary adjustment payment of $149,342 for fiscal 2019 reflecting the pay differential between the base salary he received while serving as President and Acting CEO and the amount the Compensation Committee determined would fairly compensate him for his service to the Company in that role.

Messrs. Barsetti, Keener, Like and Lott were paid base salaries of $155,000, $240,000, $145,000, and $235,000 respectively for fiscal 2019. These officers’ base salaries were established by the Compensation Committee based upon consideration of, among other things: past base salaries, peer group analysis and the recommendations of the CEO. See the Summary Compensation Table.

Short-Term Annual Cash Bonus Compensation

As described above under the heading “Joseph Stegmayer Employment Agreement,” Mr. Stegmayer’s Employment Agreement provided that he was eligible to receive short-term cash compensation based on varying levels of pre-tax income of the Company. Pursuant to the terms of Mr. Stegmayer’s Transition Agreement, he is eligible for a discretionary bonus and a pro-rated annual bonus determined by using the formula in the Employment Agreement, pro-rated based on the number of days he served as President and CEO during fiscal 2019. Based upon this formula, for fiscal 2019, Mr. Stegmayer received a pro-rated annual bonus in the amount of $1,918,749. For fiscal 2019, the Compensation Committee elected not to pay a discretionary bonus to Mr. Stegmayer. See the Summary Compensation Table.

Mr. Urness was eligible to receive incentive compensation based upon the Company’s pre-tax income for the fiscal year ended March 30, 2019 equal to: (i) 0.4% of the first $70 million in pre-tax income of the Company; (ii) 1.2% of pre-tax income in excess of $70 million up to $80 million; and (iii) 2.0% of pre-tax income in excess of $80 million up to $84 million. Based on this formula, for fiscal 2019, Mr. Urness would have been eligible to receive short-term annual cash bonus compensation in the amount of $480,000. This sum was pro-rated to the days he served as CFO and Mr. Urness received the sum of $201,758. For his service as President and Acting CEO, Mr. Urness received a short-term annual cash bonus of $259,726 to fairly compensate him for his service to the Company in that role. Under his short-term annual cash incentive program, Mr. Urness was also eligible for an additional discretionary bonus of up to $100,000 awarded at the discretion of the Compensation Committee. For fiscal 2019, the Compensation Committee elected not to pay a discretionary bonus to Mr. Urness. See the Summary Compensation.

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Compensation Discussion and Analysis

Mr. Like was eligible to receive incentive compensation based upon the Company’s pre-tax income for the fiscal year ended March 30, 2019 equal to (i) 0.1% of the first $70 million in pre-tax income of the Company; (ii) 0.3% of pre-tax income of the Company in excess of $70 million up to $80 million; and (iii) 1.3% of pre-tax income of the Company in excess of $80 million up to $84 million. Based on this formula, for fiscal 2019, Mr. Like received short-term annual cash bonus compensation in the amount of $152,000. In addition, Mr. Like was eligible for an additional discretionary bonus of up to $50,000 awarded at the discretion of the Compensation Committee. However, due to the executive leadership changes within the Company, Mr. Like assumed more responsibilities throughout the year. Consequently, for fiscal 2019, the Compensation Committee felt it appropriate to approve a discretionary bonus for Mr. Like that exceeded the eligible plan amount.  Thus, the Compensation Committee awarded Mr. Like a discretionary bonus of $75,000 due for his successful management of various operations and business projects during the executive leadership transition period. See the Summary Compensation Table.

Mr. Lott was eligible to receive incentive compensation consisting of a Target Bonus and an Improvement Bonus. Under the Target Bonus, he was eligible to receive a cash payment equal to 1.75% of fiscal 2019 combined pre-tax income for the business operations he directly oversees and 0.5% of fiscal 2019 combined pre-tax income for the business operations for which he has executive oversight. Under the Improvement Bonus, Mr. Lott was eligible to receive a cash payment based upon various percentages of revenue or pre-tax earnings improvement at certain business operations. For fiscal year ended March 30, 2019, Mr. Lott received short-term annual cash bonus compensation in the amount of $561,338, of which $473,638 was Target Bonus and $87,700 was Improvement Bonus. In addition, Mr. Lott was also eligible for a bonus of up to $100,000 awarded at the discretion of the Compensation Committee. For fiscal 2019, the Compensation Committee approved a discretionary bonus for Mr. Lott in the amount of $75,000. This bonus was based upon the Company’s positive operational results. See the Summary Compensation Table.

Mr. Keener was eligible to receive incentive compensation consisting of: (i) 5% of the pre-tax earnings of Palm Harbor Villages, Inc. (“PHV”) paid on a semi-annual fiscal year basis; and (ii) 10% of improvement in pre-tax income as a percentage of total sales of PHV. For fiscal year ended March 30, 2019, Mr. Keener received a pre-tax earnings bonus of $425,293 and improvement bonus of $225,978. See the Summary Compensation Table.

Mr. Barsetti was eligible to receive incentive compensation consisting of the following: (1) a target bonus of $40,000 paid semi-annually by the Company ($20,000 mid-year and $20,000 at year end); and (2) a cash payment of up to $30,000 as follows: (i) $15,000 for pre-tax income of the Company in a range between $60 million and $70 million; (ii) an additional $5,000 for pre-tax income in a range of $70 million to $80 million; (iii) an additional $5,000 for pre-tax income in a range of $80 million to $85 million; and (iv) an additional $5,000 for pre-tax income above $85 million. The Compensation Committee awarded Mr. Barsetti an additional discretionary bonus of $50,000 consisting of $25,000 paid in cash and a non-qualified option to purchase 600 shares of common stock, which, as of the date of grant, carried a Black-Scholes value of $25,000. The shares are subject to a time-based vesting schedule such that 33% of the shares vest on each anniversary of the grant date until fully vested.  The Compensation Committee felt it appropriate to award Mr. Barsetti this additional amount due to his role as the Principal Financial and Accounting Officer during the transitionary executive leadership period.  See the Summary Compensation Table.

Long-Term Equity Compensation

For fiscal 2019, each NEO was granted options to purchase shares of the Company’s common stock under the 2005 Plan. In granting such options, the Compensation Committee intended to provide an incentive to focus the NEOs on maximizing the Company’s return to stockholders and to plan and prepare properly for the Company’s future.

On July 10, 2018, consistent with the terms of Mr. Stegmayer’s Employment Agreement, the Company granted Mr. Stegmayer a non-qualified option to purchase 7,500 shares of common stock which, as of the date of grant, carried a Black-Scholes value of 100% of Mr. Stegmayer’s then base salary. Such shares

2019 Proxy Statement	32

Compensation Discussion and Analysis

are subject to a time-based vesting schedule such that 25% of the shares vest on each anniversary of the grant date until fully vested.

On July 10, 2018, the Company granted Mr. Urness a non-qualified option to purchase 2,000 shares of common stock.  As previously discussed, Mr. Urness briefly left his executive role during a portion of the 2019 fiscal year to work more closely with the Company’s home building production operations.  As a result of the transition to this non-executive role, the terms of Mr. Urness’ Stock Option Agreement provided that these options terminated at the time of transition and were subsequently cancelled by the Company.  Similarly, options to purchase 3,500 shares granted to Mr. Urness in fiscal 2017 were also terminated and cancelled in connection with this transition.

On July 10, 2018, the Company granted Mr. Barsetti a non-qualified option to purchase 2,000 shares of common stock. Such shares are subject to a time-based vesting schedule such that 10% of the shares vest on the second anniversary of the grant date and 30% on each anniversary thereafter until fully vested.

Messrs. Like, Lott, and Keener did not receive any long-term equity compensation grants in fiscal year 2019.

Perquisites and Other Compensation

Cavco does not offer perquisites to its NEOs. The NEOs may participate in the Company’s 401(k) plan and other health and welfare programs that are available to all other full-time employees.

Other Employment, Severance and Change in Control Agreements

Effective November 8, 2018 upon his resignation as President and CEO, Mr. Stegmayer’s Employment Agreement was terminated and replaced with a Transition Agreement. The Transition Agreement provided for certain compensation and benefits upon resigning his position as Chairman of the Board, President and CEO and assuming the role of Director, Strategic Initiatives, including:

•	Base salary of $150,000 annually;
•	Eligibility for a discretionary cash bonus;
•	While employed, continued vesting in prior equity awards in accordance with their terms; and
•

A transition benefit comprised of: (a) two payments of $500,000 each, and (b) a pro-rated annual bonus determined using the formula in the Employment Agreement, pro-rated based on the number of days he was President and CEO during fiscal 2019. The $500,000 payments are a pre-existing obligation under the terms of the Employment Agreement contractually required to be paid notwithstanding the termination of his Employment Agreement and his reduced role at the Company.

Consistent with Mr. Stegmayer’s Employment Agreement, the Transition Agreement also provides that: (i) Mr. Stegmayer will not disclose any confidential information of the Company during or after the term of the Employment Agreement; and (ii) during his employment with the Company and for a period of two years following his resignation or termination (and in no event for a period of less than four (4) years from the effective date of the Transition Agreement), Mr. Stegmayer is precluded from engaging in any business or associating with any entity that is actively engaged in any competitive business with the Company or any of its affiliates, in any geographic area in which the Company conducts business or sells products. The Transition Agreement was subject to Mr. Stegmayer’s execution of a release of claims, and the continuation of the confidentiality, non-competition and non-disparagement restrictions outlined in Mr. Stegmayer’s Employment Agreement.

At the commencement of fiscal 2020, the Company entered into Employment Agreements with Messrs. Boor, Urness and Dragash effective as of April 15, 2019. For more information, please see the Form 8-K filed on April 2, 2019.

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Compensation Discussion and Analysis

During fiscal 2019 the Company did not have written or oral employment, severance or change in control agreements with Messrs. Barsetti, Keener, Like or Lott.

CEO Pay Ratio Disclosure

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, the Company is providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee, which is a reasonable estimate calculated in a manner consistent with the requirements of Item 402(c)(2)(x) of Regulation S-K. In calculating this ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industry, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.

The Company is using the same median employee as identified for our fiscal year 2018 pay ratio calculation because there has been no change in our employee population or employee compensation arrangements that the Company reasonably believes would result in a significant change in our 2019 pay ratio disclosure. During our fiscal year 2019, the Company experienced a CEO transition whereby our CFO assumed the role of interim CEO part way through the year. Per Instruction 10 to Item 402(u), our CEO compensation was calculated using the combined compensation provided to each person who served as CEO during the year for the time serving in that position. In addition, like last year, our pay ratio calculation includes the value of employer-paid health benefits.

Based upon the estimates, assumptions and methodology described above, the fiscal 2019 annual total compensation of our CEO role was $3,295,926. The fiscal 2019 annual total compensation of our median employee was $39,326. The ratio between these two amounts was 84:1.

Compensation Policies and Practices as they relate to Risk Management

The Compensation Committee believes that the Company’s compensation policies and practices do not encourage excessive or unnecessary risk-taking. The level of risk that the policies and practices do encourage is not reasonably likely to have a material adverse effect on the Company.

The Compensation Committee has reviewed the Company’s compensation policies and practices for its employees as they relate to risk management and has determined that such policies and practices are not reasonably likely to have a material adverse effect on the Company.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and included in the Proxy Statement for the 2019 Annual Meeting of Stockholders. Based on such review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Richard A. Kerley, Chair

David A. Greenblatt

Susan L. Blount

2019 Proxy Statement	34

Summary Compensation Table

The table below sets forth information concerning the compensation and benefits of the Company’s Named Executive Officers during fiscal years 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive ($)	All Other Compensation ($)(2)	Total ($)
Daniel L. Urness,	2019	360,828	—	145,300(4)	461,484	12,071	979,683
President and	2018	245,000	—	151,760	537,276	576	934,612
Acting CEO(3)	2017	245,000	—	123,768	362,529	594	731,891
Joshua J. Barsetti,	2019	145,577	50,000(6)	150,920(4)	70,000	1,486	417,983
Chief Accounting Officer(5)
Larry H. Keener, President,	2019	240,000	—	—	651,271	1,316	892,587
Palm Harbor Villages, Inc.(5)
Steven K. Like,	2019	145,000	75,000	—	152,000	1,486	373,486
Senior Vice President	2018	145,000	—	130,080	390,230	1,310	666,620
	2017	130,000	—	—	217,686	1,594	349,280
Charles E. Lott,	2019	235,000	75,000	—	561,338	1,243	872,581
President Fleetwood	2018	235,000	—	—	573,042	1,576	809,618
Homes, Inc.	2017	235,000	—	—	637,972	1,386	874,358
Joseph H. Stegmayer,	2019	401,231	—	540,075	1,918,749	129,032	2,989,087
Former Chairman of the Board,	2018	520,000	—	514,375	2,765,690	1,374	3,801,439
President, and CEO(7)	2017	520,000	1,100,000	515,700	2,218,430	1,443	4,355,573

(1)

Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718. We describe the assumptions made in this valuation in Note 17 to the Consolidated Financial Statements in the 2019 Form 10-K.

(2)

For the year ended March 30, 2019, the “All Other Compensation” column includes: For Mr. Urness, life insurance premium of $486, 401(K) match of $199 and legal expenses of $11,386; For Mr. Barsetti, life insurance premium of $486 and 401(K) match of $1,000; For Mr. Keener, life insurance premium of $316 and 401(K) match of $1,000; For Mr. Like, life insurance premium of $486 and 401(K) match of $1,000; For Mr. Lott, life insurance premium of $243 and 401(K) match of $1,000; and for Mr. Stegmayer, life insurance premium of $316, 401(K) match of $1,000 and legal expenses of $127,716.

(3)	Mr. Urness was named Acting CEO and President on November 8, 2018.
(4)

The variance in the 2019 option awards values for Messrs. Barsetti and Urness is the result of differences in the expected terms of the grants, which is a key input into the Black-Scholes fair value calculation.

(5)	Messrs. Barsetti and Keener were not Executive Officers in 2017 or 2018.
(6)	$25,000 of this bonus was paid in the form of a stock option grant awarded on May 21, 2019.
(7)	Mr. Stegmayer resigned as Chairman, President and CEO of the Company in November 2018.

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Grants of Plan-Based Awards

The following table sets forth certain information with respect to the options and stock granted during the fiscal year ended March 30, 2019 to NEOs listed in the Summary Compensation Table.

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards(1)
Joshua J. Barsetti(2)	July 10, 2018	2,000	217.15	$150,920
Joseph H. Stegmayer(3)	July 10, 2018	7,500	217.15	$540,075
Daniel L. Urness(2)	July 10, 2018	2,000	217.15	$145,300

(1)	Amounts in this column represent the aggregate grant date fair value computed in accordance with ASC 718.
(2)

These options vest ten percent on the second anniversary of the grant date and thirty percent on each anniversary thereafter until fully vested. The variance in the grant date fair values for Messrs. Barsetti and Urness is the result of differences in the expected terms of the grants, which is a key input into the Black-Scholes fair value calculation. As described in the CD&A, Long-Term Equity Compensation, these options for Mr. Urness were terminated and subsequently cancelled by the Company.

(3)	These options vest twenty-five percent on the first anniversary of the grant date and twenty-five percent on each anniversary thereafter until fully vested.

2019 Proxy Statement	36

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of all unexercised option awards previously awarded to the executive officers named above at the fiscal year ended March 30, 2019.

Option Awards

	OPTION AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Joshua J. Barsetti	600	900	99.65	10/10/2023(1)
	—	2,000	217.15	7/10/2025(2)
Larry H. Keener	—	7,125	75.90	7/9/2022(3)
	—	10,000	99.96	7/13/2023(3)
Steven K. Like	2,500	—	52.96	7/11/2020(4)
	—	3,000	129.55	7/18/2024(2)
Joseph H. Stegmayer	24,500	—	44.28	6/5/2019(4)
	23,000	—	52.96	7/11/2020(4)
	16,900	—	79.26	7/22/2021(4)
	14,250	4,750	75.90	7/9/2022(4)
	7,500	7,500	99.96	7/13/2023(4)
	3,125	9,375	129.55	7/18/2024(4)
	—	7,500	217.15	7/10/2025(4)
Daniel L. Urness	5,700	—	44.28	6/5/2019(4)
	5,200	—	52.96	7/11/2020(4)
	4,000	—	79.26	7/22/2021(4)
	3,375	1,125	75.90	7/9/2022(4)
	1,800	1,800	99.96	7/13/2023(4)
	—	3,500	129.55	7/18/2017(5)
	—	2,000	217.15	7/10/2018(5)

(1)	These options vest 20% on the first anniversary of the grant date and 20% on each anniversary thereafter until fully vested.
(2)	These options vest 10% on the second anniversary of the grant date and 30% on each anniversary thereafter until fully vested.
(3)	These options vest 25% on the third anniversary of the grant date and 100% on the fourth anniversary of the grant date.
(4)	These options vest 25% on the first anniversary of the grant date and 25% on each anniversary thereafter until fully vested.
(5)	As described in the CD&A, Long-Term Equity Compensation, these options were terminated and subsequently cancelled by the Company.

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Option Exercises and Stock Vested

The following table includes certain information with respect to the options exercised by the executive officers named above during the fiscal year ended March 30, 2019.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Larry H. Keener	6,500	987,790
Steven K. Like	3,000	529,200
Charles E. Lott	750	122,655
Joseph H. Stegmayer	22,500	3,924,000
Daniel L. Urness	5,600	984,480

(1)	The value realized for the option awards is the difference between the market price of the underlying security at exercise and the exercise or base price of the option.

2019 Proxy Statement	38

PROPOSAL 3: Advisory Vote on the Compensation of the Named Executive Officers

The Dodd-Frank Act enables the Company’s stockholders to vote on an advisory (non-binding) basis regarding the compensation of the Company’s named executive officers (commonly referred to as “Say on Pay”). For a comprehensive description of our executive compensation program and philosophy, please refer to the CD&A section of this proxy. Although the advisory vote is non-binding, the Compensation Committee and the Board will review the results of the vote and consider the outcome when making future decisions concerning our executive compensation program.

In deciding how to vote on this proposal the Board points out the following factors, many of which are more fully discussed in the CD&A:

•	Our executive compensation programs are designed to depend significantly on the achievement of performance goals that the Committee believes drive long-term stockholder value;
•	Our pay practices are designed not to encourage management to take unacceptable risks;
•	Our Compensation Committee reviews peer group compensation to confirm that our programs are not outside the norm among peer group companies (See, the CD&A subsection “Benchmarking”); and
•	We believe the Company’s executive compensation programs are well suited to promote the Company’s objectives in both the short and long-term.

Recommendation of the Board

The Board believes that the compensation of our named executive officers is appropriate and recommends a vote “FOR” the following advisory resolution:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, the related compensation tables, notes and narrative in this proxy.

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General

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Cavco Directors and executive officers, and persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file initial reports of ownership, reports of changes in ownership and annual reports of ownership with the SEC and Nasdaq. Such persons are required by SEC regulations to furnish Cavco with copies of all Section 16(a) reports that they file with the SEC.

To the Company’s knowledge, based solely on its review of the copies of such reports received by it with respect to fiscal year 2019 or written representations from certain reporting persons, the Company believes that all Section 16(a) filing requirements applicable to its Directors, executive officers and persons who beneficially own more than 10% of a registered class of the Company’s equity securities for fiscal year 2019 were satisfied in a timely manner, except that a Form 4 for Mr. Hanna was filed late with respect to an automatic grant of options that occurred on a weekend due to an administrative oversight and a Form 4 for Mr. Boor, who was Chairman at the time, was filed late due to administrative error with Mr. Boor’s broker.

Certain Relationships and Related Transactions

Transactions with Related Persons

We have entered into Change of Control Agreements with certain of our executive officers. See above under “Compensation Discussion and Analysis – Employment, Severance and Change of Control Arrangements.” Pursuant to the Company’s By-laws, Delaware corporation law and Board approval, Mr. Stegmayer has received $127,716 in reimbursement for legal fees associated with the SEC investigation due to a demand made by Mr. Stegmayer. However, Mr. Stegmayer will be required to repay to the Company under certain conditions.

Review, Approval or Ratification of Transactions with Related Persons

Cavco has established policies and other procedures regarding approval of transactions between Cavco and any employee, officer, Director, and certain of their family members and other related persons, including those required to be reported under Item 404 of Regulation S-K. These policies and procedures are generally not in writing but are evidenced by long standing principles set forth in our code of conduct and adhered to by our Board. As set forth in the Audit Committee Charter, as and to the extent required under applicable federal securities laws and related rules and regulations, and/or the Nasdaq Rules, related party transactions are to be reviewed and approved, if appropriate, by the Audit Committee. Generally speaking, the Company enters into such transactions only on terms that the Company believes are at least as favorable to the Company as those that it could obtain from an unrelated third party.

Code of Conduct

The Company has a Code of Conduct that applies to Directors and all employees, including the Company’s executive officers. The Company’s Code of Conduct is designed to deter wrong-doing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;
•	full, fair, accurate, timely and understandable disclosure in reports and documents that Cavco files with, or submits to, the SEC and in other public communications made by Cavco;
•	compliance with applicable governmental laws, rules and regulations;
•	the prompt internal reporting of violations of the Code of Conduct to an appropriate person or persons identified in the code of conduct; and
•	accountability for adherence to the Code of Conduct.

2019 Proxy Statement	40

General

Cavco has posted the text of its Code of Conduct on its Internet website at https://investor.cavco.com/general-documents.  The Company’s Code of Conduct will remain accessible on its Internet website. However, if Cavco ever desires to remove its Code of Conduct from its Internet website, then, prior to such removal, Cavco will either file its Code of Conduct as an exhibit to its Annual Report on Form 10-K filed with the SEC or will undertake to provide a copy of the Code of Conduct to any person without charge.

Form 10-K

Stockholders entitled to vote at the annual meeting may obtain a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019, including the Consolidated Financial Statements, required to be filed with the SEC, without charge, upon written or oral request to Cavco Industries, Inc., Attention: Mickey R. Dragash, General Counsel and Corporate Secretary, 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, (602) 256-6263.

Stockholder Proposals

To be considered for inclusion in next year’s proxy statement, stockholder proposals, submitted in accordance with the SEC’s Rule 14a-8, must be received at the Company’s principal executive offices, addressed to the attention of the Secretary, no later than the close of business on February 7, 2020.

For any proposal that is not submitted for inclusion in the Company’s proxy material for the 2020 Annual Meeting of Stockholders such proposal must be received by the Company’s General Counsel and Secretary no earlier than March 11, 2020 and no later than April 10, 2020.

Cavco Website

In this proxy statement, the Company states that certain information and documents are available on the Cavco website. These references are merely intended to suggest where additional information may be obtained by our stockholders, and the materials and other information presented on our website are not incorporated in and should not otherwise be considered part of this proxy statement.

Communicating with the Cavco Board

A stockholder or member of the public may communicate directly with any member of the Company’s Board by sending communication to Cavco Industries, Inc., 3636 North Central Avenue, Suite 1200, Phoenix, Arizona 85012, to the attention of the Director or Directors. The Company forwards these communications as appropriate. Communications addressed to the attention of “The Board of Directors” are forwarded to the Chairman of our Audit Committee for review and further handling.

By Order of the Board of Directors

Mickey R. Dragash

Executive Vice President, General Counsel,

Corporate Secretary & Chief Compliance Officer

41	www.cavco.com

VOTE Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card. Votes submitted electronically must be received by 11:59 p.m., EST, on July 8, 2019. Online Go to www.investorvote.com/CVCO or scan the QR code — login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/CVCO Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Annual Meeting Proxy Card qIF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE A Proposals — The Board of Directors recommends a vote “FOR” the election of the nominees in Item 1 and “FOR” Items 2 and 3. Proposal No. 1. Election of three directors to serve until the Annual Meeting of Stockholders in 2022 Nominees: For Withhold 01 - David A. Greenblatt 02 - Richard A. Kerley 03 - Julia W. Sze Proposal No. 2. Ratification of the appointment of independent auditor for fiscal 2020. For Against Abstain Proposal No. 3. Proposal to approve the advisory (non-binding) resolution relating to executive compensation. Other Action: In their discretion, the proxies are also authorized to vote upon such other matters as may properly come before the annual meeting or any adjournments thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1 U P X +

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/CVCO q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — CAVCO INDUSTRIES, INC. + Cavco Industries, Inc. 3636 N. Central Avenue Suite 1200 Phoenix, Arizona 85012 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE 2019 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD Tuesday, July 9, 2019, 9:00 A.M. Local Time The undersigned hereby appoints Susan L. Blount and Steven G. Bunger, or either of them, proxy, with full powers of substitution, to vote, as specified on the reverse side, at the Annual Meeting of Stockholders of Cavco Industries, Inc. to be held July 9, 2019, or any adjournment thereof, all shares of Common Stock of Cavco Industries, Inc. registered in the name of the undersigned at the close of business on May 24, 2019. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE BALLOT ON THE REVERSE SIDE, BUT IF NO INSTRUCTIONS ARE INDICATED, THEN THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. THE PROXIES WILL USE THEIR DISCRETION WITH RESPECT TO ANY OTHER MATTERS PROPERLY BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF. By execution of this proxy, you hereby acknowledge receipt herewith of Notice of Annual Meeting and Proxy Statement for the July 9, 2019 Annual Meeting. READ, EXECUTE AND DATE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE. If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. C Non-Voting Items Change of Address — Please print new address in box below. Comments — Please print your comments in box below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting.